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                                                            Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 1993, which appears on page 65 of the 1992 Annual Report to Shareholders of Turner Broadcasting System, Inc., which is incoporated by reference in Turner Broadcasting System, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 36 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.


PRICE WATERHOUSE

Atlanta, Georgia
February 2, 1994